EXHIBIT 4(b)

APPENDIX A

AMENDED AND RESTATED
CERTIFICATE OF DESIGNATIONS
OF
CLARION TECHNOLOGIES, INC.
A Delaware Corporation

        The undersigned, William Beckman and David W. Selvius, hereby certify that:

        1.         They are the duly elected and acting President and Secretary, respectively, of Clarion Technologies, Inc., a Delaware corporation (the "Corporation").

        2.         The Corporation, in its Certificate of Incorporation, has authorized 3,000,000 shares of preferred stock. By resolution, effective February 14, 2000, the Board of Directors of the Corporation designated 2,500,000 shares of preferred stock authorized by the Certificate of Incorporation as Convertible Preferred Stock (the “Designations”), 1,962,750 shares of which have been issued and are outstanding.

        3.         Pursuant to authority given by the Corporation’s Certificate of Incorporation, the Board of Directors of the Corporation has duly adopted substantially the following recital and resolution to amend and restate the Designations, which were approved by the holders of Convertible Preferred Stock on April 6, 2001:

WHEREAS, Article IV of the Certificate of Incorporation of the Corporation authorizes the Corporation to issue 3,000,000 shares of Preferred Stock, $.00l par value per share, issuable from time to time in one or more series (the “Preferred Stock”).

WHEREAS, effective February 14, 2000, the Board designated 2,500,000 shares of Preferred Stock as Convertible Preferred Stock, pursuant to the Certificate of Designations filed with the State of Delaware, on February 14, 2000.

RESOLVED, that the Board of Directors hereby determines that it is in the best interests of this Corporation to amend and restate the designations upon the following terms and conditions:

Section 1. Dividends.

1A. General Obligation. When and as declared by the Corporation’s Board of Directors and to the extent permitted under the General Corporation Law of Delaware, the Corporation shall pay preferential dividends in cash to the holders of the Convertible Preferred Stock (the “Convertible Preferred”) as provided in this Section 1. Dividends on each share of the Convertible Preferred (a “Share”) shall accrue on a daily basis at the rate of 12% per annum of the sum of the Liquidation Value thereof plus all accumulated and unpaid dividends thereon from and including the date of issuance of such Share to and including the first to occur of (i) the date on which the Liquidation Value of such Share (plus all accrued and unpaid dividends thereon) is paid to the holder thereof in connection with the liquidation of the Corporation or the redemption of such Share by the Corporation, (ii) the date on which such Share is converted into shares of Conversion Stock hereunder or (iii) the date on which such share is otherwise acquired by the Corporation.

The prior provision notwithstanding, if the Convertible Preferred has not been redeemed by March 31, 2003, dividends on each Share shall accrue on a daily basis at the rate of 14% per annum; and if the Convertible Preferred has not been redeemed by March 31, 2004, dividends on each Share shall accrue on a daily basis at the rate of 16% per annum. Such dividends shall accrue whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends, and such dividends shall be cumulative such that all accrued and unpaid dividends shall be fully paid or declared with funds irrevocably set apart for payment before any dividends, distributions, redemptions or other payments may be made with respect to any Junior Securities. The date on which the Corporation initially issues any Share shall be deemed to be its “date of issuance” regardless of the number of times transfer of such Share is made on the stock records maintained by or for the Corporation and regardless of the number of certificates which may be issued to evidence such Share.

1B. Dividend Reference Dates. To the extent not paid on March 31, June 30, September, 30 and December 31 of each year, beginning September 30, 1999 (the “Dividend Reference Dates”), all dividends which have accrued on each Share outstanding during the three-month period (or other period in the case of the initial Dividend Reference Date) ending upon each such Dividend Reference Date shall be accumulated and shall remain accumulated dividends with respect to such Share until paid to the holder thereof.

1C. Distribution of Partial Dividend Payments. Except as otherwise provided herein, if at any time the Corporation pays less than the total amount of dividends then accrued with respect to the Convertible Preferred, such payment shall be distributed pro rata among the holders thereof based upon the aggregate accrued but unpaid dividends on the Shares held by each such holder.

1D. Participating Dividends. In the event that the Corporation declares or pays any dividends upon the Common Stock (whether payable in cash, securities or other property) other than dividends payable solely in shares of Common Stock, the Corporation shall also declare and pay to the holders of the Convertible Preferred at the same time that it declares and pays such dividends to the holders of the Common Stock, the dividends which would have been declared and paid with respect to the Common Stock issuable upon conversion of the Convertible Preferred had all of the outstanding Convertible Preferred been converted immediately prior to the record date for such dividend, or if no record date is fixed, the date as of which the record holders of Common Stock entitled to such dividends are to be determined.

1E. Payment of Dividends and Shares of Common Stock. Notwithstanding the foregoing provisions of this Section 1, the Corporation’s Board of Directors shall have the right to pay all or any portion of accrued but unpaid dividends on shares of the Convertible Preferred in the form of shares of Common Stock. If dividends on the Convertible Preferred are declared by the Corporation’s Board of Directors, as part of that declaration, all or a portion of the declared dividends may be paid in the form of shares of Common Stock. The number of shares of Common Stock distributable per share of Convertible Preferred with respect to a dividend paid in form of Common Stock, shall be determined by dividing (1) the aggregate dollar amount of dividends declared per share of Convertible Preferred, by (2) the average Fair Market Value per share of Common Stock during the ten (10) trading day period ending on the applicable Dividend Reference Date. “Fair Market Value” shall mean the closing sale price per share of Common Stock for such date on the National Association of Securities Dealers Automated Quotation System or any successor system then in use. If no sale of shares of Common Stock is reflected on the NASDAQ on a date “Fair Market Value” shall be determined on the next preceding day on which there was a sale of shares of Common Stock reflected on NASDAQ.

        Section 2. Liquidation. Upon any liquidation, dissolution or winding up of the Corporation (whether voluntary or involuntary), each holder of Convertible Preferred shall be entitled to be paid, before any distribution or payment is made upon any Junior Securities, an amount in cash equal to the greater of (i) aggregate Redemption Price of all Shares held by such holder (plus all accrued and unpaid dividends thereon), and (ii) the amount which would be distributable to such holder if such holder, along with all other holders of Convertible Preferred, converted all Shares of Convertible Preferred into Common Stock in accordance with paragraph 6A immediately prior to such liquidation, dissolution or winding up, and the holders of Convertible Preferred shall not be entitled to any further payment. If upon any such liquidation, dissolution or winding up of the Corporation the Corporation’s assets to be distributed among the holders of the Convertible Preferred are insufficient to permit payment to such holders of the aggregate amount which they are entitled to be paid under this Section 2, then the entire assets available to be distributed to the Corporation’s stockholders shall be distributed pro rata among such holders based upon the aggregate Redemption Price (plus all accrued and unpaid dividends) of the Convertible Preferred held by each such holder. Not less than 30 days prior to the payment date stated therein, the Corporation shall mail written notice of any such liquidation, dissolution or winding up to each record holder of Convertible Preferred, setting forth in reasonable detail the amount of proceeds to be paid with respect to each Share and each share of Common Stock in connection with such liquidation, dissolution or winding up. Neither the consolidation or merger of the Corporation into or with any other entity or entities (whether or not the Corporation is the surviving entity), nor the sale or transfer by the Corporation of all or any part of its assets, nor the reduction of the capital stock of the Corporation nor any other form of recapitalization or reorganization affecting the Corporation shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 2. Nothing herein shall limit or restrict each holder of Convertible Preferred’s right to convert such holder’s Shares into Common Stock pursuant to paragraph 6A prior to any such event.

        Section 3. Priority of Convertible Preferred on Dividends and Redemptions. So long as any Convertible Preferred remains outstanding, without the prior written consent of the holders of a majority of the outstanding shares of Convertible Preferred, the Corporation shall not, nor shall it permit any Subsidiary to, redeem, purchase or otherwise acquire directly or indirectly any Junior Securities, nor shall the Corporation directly or indirectly pay or declare any dividend or make any distribution upon any Junior Securities; provided that the Corporation may repurchase shares of Common Stock from present or former employees of the Corporation and its Subsidiaries so long as no Event of Noncompliance is in existence at the time of or immediately after such repurchase or would be caused by such repurchase.

        Section 4. Redemptions.

4A. Optional Redemptions. The Corporation may at any time and from time to time redeem all or any portion of the Shares of Convertible Preferred then outstanding. Upon any such redemption, the Corporation shall pay a price per Share equal to the Redemption Price thereof (plus all accrued and unpaid dividends thereon). The Corporation shall use its reasonable best efforts to redeem the Convertible Preferred as soon as possible consistent with prudent business judgment.

4B. Redemption With Equity Proceeds. The Corporation shall apply all net cash proceeds from any issuances of equity securities to the extent such net proceeds exceed $20,000,000 in the aggregate following the first issuance of Convertible Preferred remaining after deduction of all discounts, underwriters’ commissions and other reasonable expenses to redeem Shares of Convertible Preferred at a price per Share equal to the Redemption Price thereof (plus all accrued and unpaid dividends thereon). Such redemption shall take place on a date fixed by the Corporation by written notice to the holders of Convertible Preferred not less than 30 days prior to the effective date of such redemption, which date shall be not more than ten days after the Corporation’s receipt of such proceeds.

4C. Redemption Payments. For each Share which is to be redeemed hereunder, the Corporation shall be obligated on the Redemption Date to pay to the holder thereof (upon surrender by such holder at the Corporation’s principal office of the certificate representing such Share) an amount in cash equal to the Redemption Price of such Share (plus all accrued and unpaid dividends thereon. If the funds of the Corporation legally available for redemption of Shares on any Redemption Date are insufficient to redeem the total number of Shares to be redeemed on such date, those funds which are legally available shall be used to redeem the maximum possible number of Shares pro rata among the holders of the Shares to be redeemed based upon the aggregate Redemption Price of such Shares held by each such holder (plus all accrued and unpaid dividends thereon). At any time thereafter when additional funds of the Corporation are legally available for the redemption of Shares, such funds shall immediately be used to redeem the balance of the Shares which the Corporation has become obligated to redeem on any Redemption Date but which it has not redeemed.

4D. Notice of Redemption. Except as otherwise provided herein, the Corporation shall mail written notice of each redemption of any Convertible Preferred (other than a redemption at the request of a holder or holders of Convertible Preferred) to each record holder thereof not more than 60 nor less than 30 days prior to the date on which such redemption is to be made. Upon mailing any notice of redemption which relates to a redemption at the Corporation’s option, the Corporation shall become obligated to redeem the total number of Shares specified in such notice at the time of redemption specified therein. In case fewer than the total number of Shares represented by any certificate are redeemed, a new certificate representing the number of unredeemed Shares shall be issued to the holder thereof without cost to such holder within five business days after surrender of the certificate representing the redeemed Shares.

4E. Determination of the Number of Each Holder’s Shares to be Redeemed. Subject to the rights of the holders of Convertible Preferred set forth in paragraph 4I below, the number of Shares of Convertible Preferred to be redeemed from each holder thereof in redemptions by the Corporation under this Section 4 shall be the number of Shares determined by multiplying the total number of Shares of Convertible Preferred to be redeemed times a fraction, the numerator of which shall be the total number of Shares and Offset Shares (as defined below) then held by such holder and the denominator of which shall be the total number of Shares and Offset Shares then outstanding. If the application of this paragraph 4E has caused the number of Shares to be redeemed from any holder to exceed the number of Shares then held by such holder, such holder shall be deemed (solely for purposes of this paragraph) to have applied a number of Offset Shares equal to such excess to reduce the number of Shares to be redeemed from such holder.

4F. Dividends After Redemption Date. No Share shall be entitled to any dividends accruing after the date on which the Redemption Price of such Share (plus all accrued and unpaid dividends thereon) is paid to the holder of such Share. On such date, all rights of the holder of such Share shall cease, and such Share shall no longer be deemed to be issued and outstanding.

4G. Redeemed or Otherwise Acquired Shares. Any Shares which are redeemed or otherwise acquired by the Corporation shall be canceled and retired to authorized but unissued shares and shall not be reissued, sold or transferred.

4H. Other Redemptions or Acquisitions. The Corporation shall not, nor shall it permit any Subsidiary to, redeem or otherwise acquire any Shares of Convertible Preferred, except as expressly authorized herein or pursuant to a purchase offer made pro rata to all holders of Convertible Preferred on the basis of the number of Shares owned by each such holder.

4I. Right of Offset.

(i) Upon the receipt of any notice of redemption under this Section 4, any holder of Convertible Preferred shall have the right (exercisable by notifying the Corporation in writing prior to the date specified for redemption in the redemption notice) to reduce the number of Shares to be redeemed from such holder at such time by a number of Shares not exceeding the number of Offset Shares (as defined below) held by such holder at the time of such redemption. If any holder of Convertible Preferred has converted Shares of Convertible Preferred after receipt of any notice of redemption under this Section 4 but on or prior to the Redemption Date for such redemption, such holder shall be deemed to have elected (and shall not be required to deliver notice of such election) to reduce the number of Shares to be redeemed from such holder in such redemption by the number of Shares so converted.

(ii) A holder of Convertible Preferred shall be deemed to hold one Offset Share for each Share converted by such holder pursuant to Section 6 hereof at any time prior to such Share's Scheduled Redemption Date and for each Share otherwise acquired by the Corporation from such holder other than in a Scheduled Redemption, and an Offset Share shall cease to be an Offset Share when it has been applied to reduce the number of Shares to be redeemed in any redemption. When any holder transfers any portion of such holder's outstanding Shares to any other Person, the transferor shall be deemed to have transferred to the transferee a pro rata portion of the transferor's Offset Shares based upon the number of Shares transferred to such holder, unless the parties to such transaction otherwise agree in a writing delivered to the secretary of the Corporation in connection with such transfer.

4J. Special Redemptions. If a Change in Ownership has occurred or the Corporation obtains knowledge that a Change in Ownership is proposed to occur, the Corporation shall give prompt written notice of such Change in Ownership describing in reasonable detail the material terms and date of consummation thereof to each holder of Convertible Preferred, but in any event such notice shall not be given later than five days after the occurrence of such Change in Ownership, and the Corporation shall give each holder of Convertible Preferred prompt written notice of any material change in the terms or timing of such transaction.

Any holder of Convertible Preferred may require the Corporation to redeem all or any portion of the Convertible Preferred owned by such holder at a price per Share equal to the Redemption Price thereof (plus all accrued and unpaid dividends thereon) by giving written notice to the Corporation of such election prior to the later of (a) 21 days after receipt of the Corporation’s notice and (b) five days prior to the consummation of the Change in Ownership (the “Expiration Date”). The Corporation shall give prompt written notice of any such election to all other holders of Convertible Preferred within five days after the receipt thereof, and each such holder shall have until the later of (a) the Expiration Date or (b) ten days after receipt of such second notice to request redemption hereunder (by giving written notice to the Corporation) of all or any portion of the Convertible Preferred owned by such holder.

Upon receipt of such election(s), the Corporation shall be obligated to redeem the aggregate number of Shares specified therein on the later of(a) the occurrence of the Change in Ownership or (b) five days after the Corporation’s receipt of such election(s). If any proposed Change in Ownership does not occur, all requests for redemption in connection therewith shall be automatically rescinded, or if there has been a material change in the terms or the timing of the transaction, any holder of Convertible Preferred may rescind such holder’s request for redemption by giving written notice of such rescission to the Corporation.

The term “Change in Ownership” means any sale, transfer or issuance or series of sales, transfers and/or issuances of Common Stock by the Corporation or any holders thereof which results in any Person or group of Persons (as the term “group” is used under the Securities Exchange Act of 1934), other than the holders of Common Stock and Convertible Preferred as of the date of the Purchase Agreement, owning more than 50% of the Common Stock outstanding at the time of such sale, transfer or issuance or series of sales, transfers and/or issuances.

If a Fundamental Change is proposed to occur, the Corporation shall give written notice of such Fundamental Change describing in reasonable detail the material terms and date of consummation thereof to each holder of Convertible Preferred not more than 45 days nor less than 20 days prior to the consummation of such Fundamental Change, and the Corporation shall give each holder of Convertible Preferred prompt written notice of any material change in the terms or tinting of such transaction. Any holder of Convertible Preferred may require the Corporation to redeem all or any portion of the Convertible Preferred owned by such holder at a price per Share equal to the Redemption Price thereof (plus all accrued and unpaid dividends thereon) by giving written notice to the Corporation of such election prior to the later of (a) ten days prior to the consummation of the Fundamental Change or (b) ten days after receipt of notice from the Corporation. The Corporation shall give prompt written notice of such election to all other holders of Convertible Preferred (but in any event within five days prior to the consummation of the Fundamental Change), and each such holder shall have until two days after the receipt of such notice to request redemption (by written notice given to the Corporation) of all or any portion of the Convertible Preferred owned by such holder.

Upon receipt of such election(s), the Corporation shall be obligated to redeem the aggregate number of Shares specified therein upon the consummation of such Fundamental Change. If any proposed Fundamental Change does not occur, all requests for redemption in connection therewith shall be automatically rescinded, or if there has been a material change in the terms or the timing of the transaction, any holder of Convertible Preferred may rescind such holder’s request for redemption by delivering written notice thereof to the Corporation prior to the consummation of the transaction.

The term “Fundamental Change” means (a) any sale or transfer of more than 50% of the assets of the Corporation and its Subsidiaries on a consolidated basis (measured either by book value in accordance with generally accepted accounting principles consistently applied or by fair market value determined in the reasonable good faith judgment of the Corporation’s Board of Directors) in any transaction or series of transactions (other than sales in the ordinary course of business) and (b) any merger or consolidation to which the Corporation is a party, except for a merger in which the Corporation is the surviving corporation, the terms of the Convertible Preferred are not changed and the Convertible Preferred is not exchanged for cash, securities or other property, and after giving effect to such merger, the holders of the Corporation’s outstanding capital stock possessing a majority of the voting power (under ordinary circumstances) to elect a majority of the Corporation’s Board of Directors immediately prior to the merger shall continue to own the Corporation’s outstanding capital stock possessing the voting power (under ordinary circumstances) to elect a majority of the Corporation’s Board of Directors.

4K. Mandatory Redemption Date. Subject to compliance with the Corporation’s contractual obligations, and to the extent permitted under the General Corporation Law of Delaware, the shares of Convertible Preferred shall be redeemed, in total, or, to the extent the shares cannot be redeemed in total, to the full extent permitted under the Corporation’s contractual obligations and to the extent permitted under the General Corporation Law of Delaware on March 31, 2003.

        Section 5. Voting Rights. The holders of the Convertible Preferred shall be entitled to notice of all stockholders meetings in accordance with the Corporation’s bylaws, and the holders of the Convertible Preferred shall be entitled to vote on all matters submitted to the stockholders for a vote together with the holders of the Common Stock voting together as a single class with each share of Common Stock entitled to one vote per share and each Share of Convertible Preferred entitled to one vote for each share of Common Stock issuable upon conversion of the Convertible Preferred as of the record date for such vote or, if no record date is specified, as of the date of such vote.

        Section 6. Conversion.

6A. Conversion Procedure.

(i) At any time and from time to time, any holder of Convertible Preferred may convert all or any portion of the Convertible Preferred (including any fraction of a Share) held by such holder into a number of shares of Conversion Stock computed by multiplying the number of Shares to be converted by $10.00 and dividing the result by the Conversion Price then in effect.

(ii) Except as otherwise provided herein, each conversion of Convertible Preferred shall be deemed to have been effected as of the close of business on the date on which the certificate or certificates representing the Convertible Preferred to be converted have been surrendered for conversion at the principal office of the Corporation. At the time any such conversion has been effected, the rights of the holder of the Shares converted as a holder of Convertible Preferred shall cease and the Person or Persons in whose name or names any certificate or certificates for shares of Conversion Stock are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the shares of Conversion Stock represented thereby.

(iii) The conversion rights of any Share subject to redemption hereunder shall terminate on the Redemption Date for such Share unless the Corporation has failed to pay to the holder thereof the Redemption Price for such Share (plus all accrued and unpaid dividends thereon and any premium payable with respect thereto).

(iv) Notwithstanding any other provision hereof, if a conversion of Convertible Preferred is to be made in connection with a Public Offering, a Change in Ownership, a Fundamental Change or other transaction affecting the Corporation, the conversion of any Shares of Convertible Preferred may, at the election of the holder thereof, be conditioned upon the consummation of such transaction, in which case such conversion shall not be deemed to be effective until such transaction has been consummated.

(v) As soon as possible after a conversion has been effected (but in any event within five business days in the case of subparagraph (a) below), the Corporation shall deliver to the converting holder:

(a) a certificate or certificates representing the number of shares of Conversion Stock issuable by reason of such conversion in such name or names and such denomination or denominations as the converting holder has specified;

(b) payment in an amount equal to all accrued dividends with respect to each Share converted which have not been paid prior thereto; and

(c) a certificate representing any Shares of Convertible Preferred which were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which were not converted.

(vi) The Corporation shall declare the payment of all dividends payable under subparagraph (v)(b) above. If the Corporation is not permitted under applicable law to pay any portion of the accrued and unpaid dividends on the Convertible Preferred being converted, the Corporation shall pay such dividends to the converting holder as soon thereafter as funds of the Corporation are legally available for such payment. At the request of any such converting holder, the Corporation shall provide such holder with written evidence of its obligation to such holder. Notwithstanding the foregoing, for any reason the Corporation is unable to pay any portion of the accrued and unpaid dividends on Convertible Preferred being converted, such dividends may, at the converting holder's option, be converted into an additional number of shares of Conversion Stock determined by dividing the amount of the unpaid dividends to be applied for such purpose, by the Conversion Price then in effect.

(vii) The issuance of certificates for shares of Conversion Stock upon conversion of Convertible Preferred shall be made without charge to the holders of such Convertible Preferred for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of Conversion Stock. Upon conversion of each Share of Convertible Preferred, the Corporation shall take all such actions as are necessary in order to insure that the Conversion Stock issuable with respect to such conversion shall be validly issued, fully paid and nonassessable, free and clear of all taxes, liens, charges and encumbrances with respect to the issuance thereof.

(viii) The Corporation shall not close its books against the transfer of Convertible Preferred or of Conversion Stock issued or issuable upon conversion of Convertible Preferred in any manner which interferes with the timely conversion of Convertible Preferred. The Corporation shall assist and cooperate with any holder of Shares required to make any governmental filings or obtain any governmental approval prior to or in connection with any conversion of Shares hereunder (including, without limitation, making any filings required to be made by the Corporation).

(ix) The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Conversion Stock, solely for the purpose of issuance upon the conversion of the Convertible Preferred, such number of shares of Conversion Stock issuable upon the conversion of all outstanding Convertible Preferred. All shares of Conversion Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges. The Corporation shall take all such actions as may be necessary to assure that all such shares of Conversion Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Conversion Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance). The Corporation shall not take any action which would cause the number of authorized but unissued shares of Conversion Stock to be less than the number of such shares required to be reserved hereunder for issuance upon conversion of the Convertible Preferred.

6B. Conversion Price. The Conversion Price shall be $3.00 until March 31, 2002. On and after April 1, 2002, the Conversion Price shall be $2.00. The Conversion Price shall be subject to adjustment from time to time pursuant to this paragraph 6B, and shall be subject to the special adjustment provision of paragraph 6E.

6C. Subdivision or Combination of Common Stock. If the Corporation at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and if the Corporation at any time combines (by reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

6D. Reorganization, Reclassification, Consolidation, Merger or Sale. Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Corporation’s assets or other transaction, in each case which is effected in such a manner that the holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock, is referred to herein as an “Organic Change”.

Prior to the consummation of any Organic Change, the Corporation shall make appropriate provisions (in form and substance satisfactory to the holders of a majority of the Convertible Preferred then outstanding) to insure that each of the holders of Convertible Preferred shall thereafter have the right to acquire and receive, in lieu of or in addition to (as the case may be) the shares of Conversion Stock immediately theretofore acquirable and receivable upon the conversion of such holder’s Convertible Preferred, such shares of stock, securities or assets as such holder would have received in connection with such Organic Change if such holder had converted its Convertible Preferred immediately prior to such Organic Change. in each such case, the Corporation shall also make appropriate provisions (in form and substance satisfactory to the holders of a majority of the Convertible Preferred then outstanding) to insure that the provisions of this Section 6 and Sections 7 and 8 hereof shall thereafter be applicable to the Convertible Preferred (including, in the case of any such consolidation, merger or sale in which the successor entity or purchasing entity is other than the Corporation, an immediate adjustment of the Conversion Price to the value for the Common Stock reflected by the terms of such consolidation, merger or sale, and a corresponding immediate adjustment in the number of shares of Conversion Stock acquirable and receivable upon conversion of Convertible Preferred, if the value so reflected is less than the Conversion Price in effect immediately prior to such consolidation, merger or sale). The Corporation shall not effect any such consolidation, merger or sale, unless prior to the consummation thereof, the Successor entity (if other than the Corporation) resulting from consolidation or merger or the entity purchasing such assets assumes by written instrument (in form and substance satisfactory to the holders of a majority of the Convertible Preferred then outstanding), the obligation to deliver to each such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire.

6E. Notices.

(i) Immediately upon any adjustment of the Conversion Price, the Corporation shall give written notice thereof to all holders of Convertible Preferred, setting forth in reasonable detail and certifying the calculation of such adjustment.

(ii) The Corporation shall give written notice to all holders of Convertible Preferred at least 20 days prior to the date on which the Corporation closes its books or takes a record (a) with respect to any dividend or distribution upon Common Stock, (b) with respect to any pro rata subscription offer to holders of Common Stock or (c) for determining rights to vote with respect to any Fundamental Change, Change in Ownership, dissolution or liquidation.

(iii) The Corporation shall also give written notice to the holders of Convertible Preferred at least 20 days prior to the date on which any Fundamental Change or Change in Ownership shall take place.

        Section 7. Purchase Rights. If at any time the Corporation grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the “Purchase Rights”), then each holder of Convertible Preferred shall be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such bolder had held the number of shares of Conversion Stock acquirable upon conversion of such holder’s Convertible Preferred immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

        Section 8. Registration of Transfer. The Corporation shall keep at its principal office a register for the registration of Convertible Preferred. Upon the surrender of any certificate representing Convertible Preferred at such place, the Corporation shall, at the request of the record holder of such certificate, execute and deliver (at the Corporation’s expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of Shares represented by the surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of Shares as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate, and dividends shall accrue on the Convertible Preferred represented by such new certificate from the date to which dividends have been fully paid on such Convertible Preferred represented by the surrendered certificate.

        Section 9. Replacement. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing Shares of Convertible Preferred, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is a financial institution or other institutional investor its own agreement shall be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of Shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate, and dividends shall accrue on the Convertible Preferred represented by such new certificate from the date to which dividends have been fully paid on such lost, stolen, destroyed or mutilated certificate.

        Section 10. Definitions.

        "Change in Ownership" has the meaning set forth in paragraph 4J hereof.

        “Common Stock” means, collectively, the Corporation’s Common Stock and any capital stock of any class of the Corporation hereafter authorized which is not limited to a fixed sum or percentage of par or stated value in respect to the rights of the holders thereof to participate in dividends or in the distribution of assets upon any liquidation, dissolution or winding up of the Corporation.

        “Conversion Stock” means shares of the Corporation’s Common Stock; provided that if there is a change such that the securities issuable upon conversion of the Convertible Preferred are issued by an entity other than the Corporation or there is a change in the type or class of securities so issuable, then the term “Conversion Stock” shall mean one share of the security issuable upon conversion of the Convertible Preferred if such security is issuable in shares, or shall mean the smallest unit in which such security is issuable if such security is not issuable in shares.

        “Convertible Securities” means any stock or securities directly or indirectly convertible into or exchangeable for Common Stock.

        "Fundamental Change" has the meaning set forth in paragraph 4J hereof.

        “Junior Securities” means any capital stock or other equity securities of the Corporation, except for the Convertible Preferred.

        “Liquidation Value” of any Share as of any particular date shall be equal to $10.00.

        “Options” means any rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities.

        “Person” means an individual, a partnership, a corporation, a limited liability company, a limited liability, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

        “Public Offering” means any offering by the Corporation of its capital stock or equity securities to the public pursuant to an effective registration statement under the Securities Act of 1933, as then in effect, or any comparable statement under any similar federal statute then in force.

        “Purchase Agreement” means the Purchase Agreement, dated as of August 31, 1999, by and among the Corporation and certain investors, as such agreement may from time to time be amended in accordance with its terms.

        “Redemption Price” means $10.00 per Share, plus all accrued and unpaid dividends thereon.

        “Redemption Date” as to any Share means the date specified in the notice of any redemption at the Corporation’s option or at the holder’s option or the applicable date specified herein in the case of any other redemption; provided that no such date shall be a Redemption Date unless the Redemption Price of such Share (plus all accrued and unpaid dividends thereon and any required premium with respect thereto) is actually paid in full on such date, and if not so paid in full, the Redemption Date shall be the date on which such amount is fully paid.

        “Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership interests, limited liability company units or interests or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control the managing general partner, managing member, manager or similar controlling Person of such limited liability company, partnership, association or other business entity.

        Section 11. Amendment and Waiver. No amendment, modification or waiver shall be binding or effective with respect to any provision of Sections 1 to 12 hereof without the prior written consent of the holders of a majority of the Convertible Preferred outstanding at the time such action is taken; provided that no such action shall change (a) the rate at which or the manner in which dividends on the Convertible Preferred accrue or the times at which such dividends become payable or the amount payable on redemption of the Convertible Preferred or the times at which redemption of Convertible Preferred is to occur, without the prior written consent of the holders of at least 80% of the Convertible Preferred then outstanding, (b) the Conversion Price of the Convertible Preferred or the number of shares or class of stock into which the Convertible Preferred is convertible, without the prior written consent of the holder of at least 80% of the Convertible Preferred then outstanding or (c) the percentage required to approve any change described in clauses (a) and (b) above, without the prior written consent of the holders of at least 80% of the Convertible Preferred then outstanding; and provided further that no change in the terms hereof may be accomplished by merger or consolidation of the Corporation with another corporation entity unless the Corporation has obtained the prior written consent of the holders of the applicable percentage of the Convertible Preferred then outstanding.

        Section 12. Notices. Except as otherwise expressly provided hereunder, all notices referred to herein shall be in writing and shall be delivered by registered or certified mail, return receipt requested and postage prepaid, or by reputable overnight courier service, charges prepaid, and shall be deemed to have been given when so mailed or sent (i) to the Corporation, at its principal executive offices and (ii) to any stockholder, at such holder’s address as it appears in the stock records of the Corporation (unless otherwise indicated by any such holder).

        The undersigned, William Beckman and David W. Selvius, President and Secretary of Clarion Technologies, Inc., respectively, hereby declare and certify under penalty of perjury that the foregoing Certificate is the act and deed of the Corporation and that the facts herein stated are true.

        Executed at Holland, Michigan on April 6th, 2001.

/s/ William Beckman WILLIAM BECKMAN President /s/ David W. Selvius DAVID W. SELVIUS Secretary

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